UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Fukuoka Chuo Ginko
(Name of Subject Company)
THE FUKUOKA CHUO BANK, LTD.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
Fukuoka Financial Group, Inc.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))
THE FUKUOKA CHUO BANK, LTD. Attn: Kenji Yukuhiro 12-1, Daimyo 2-chome, Chuo-ku Fukuoka-shi, Fukuoka 810-8676, Japan +81-92-751-4431
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Memorandum of Understanding regarding Business Integration between Fukuoka Financial Group, Inc. and THE FUKUOKA CHUO BANK, LTD., dated November 11, 2022 (English Translation).

Item 2.  Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

Fukuoka Financial Group, Inc. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated November 14, 2022.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Toru Uemura

Name: Toru Uemura

Title: Executive Officer

Date: November 14, 2022